Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Estrella Immunopharma, Inc. on Form S-1 Amendment No. 1, File No. 333-274931, of our report dated October 5, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Estrella Biopharma, Inc. as of June 30, 2023 and for the year ended June 30, 2023, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Costa Mesa, CA

November 9, 2023